EXHIBIT 99.1

Continental Materials Corporation's Board of Directors to Review Unsolicited Tender Offer from Bee Street Holdings LLC

CHICAGO, Feb. 18, 2020 (GLOBE NEWSWIRE) -- Continental Materials Corporation (NYSE American: CUO) ("CMC"), today confirmed that Bee Street Holdings LLC, an entity controlled by James G. Gidwitz, the Chairman of our board of directors and our Chief Executive Officer, and by other members of the Gidwitz family ("Bee Street"), has commenced an unsolicited tender offer to acquire all of the outstanding shares of CMC common stock for $9.50 per share in cash. Based on the Offer to Purchase attached to the joint Schedule TO/13E-3 filed by Bee Street with the SEC in connection with such offer, Bee Street currently owns approximately 61% of the outstanding common stock of CMC.

CMC’s board of directors will carefully review and evaluate Bee Street’s tender offer.  Following its review, the CMC board will make a recommendation or state that it is neutral or is unable to take a position with respect to the tender offer within ten business days of its commencement by making available to stockholders and filing with the Securities and Exchange Commission ("SEC") a solicitation/recommendation statement on Schedule 14D-9.

CMC stockholders do not need to take any action at this time.

Important Information

This press release is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell securities. CMC may file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Any solicitation/recommendation statement filed by CMC that is required to be mailed to stockholders will be mailed to CMC’s stockholders. INVESTORS AND STOCKHOLDERS OF CMC ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may also obtain copies of the offer to purchase and related materials, when and as filed with the SEC, without charge from CMC by written request directed to CMC at 440 S. La Salle Street, Suite #3100, Chicago, IL 60605, or by calling Paul Ainsworth at 312-541-7222.

About Continental Materials Corporation

CMC operates primarily in the Building Products industry group. Within this industry group the Company has identified three reportable segments: the HVAC segment, the Door segment and the Construction Materials segment. The HVAC segment produces and sells a variety of products including wall furnaces, fan coils, evaporative coolers, boiler room equipment and dryer boxes and related accessories from the Company’s wholly-owned subsidiaries, Williams Furnace Co. (WFC) of Colton, California, Phoenix Manufacturing, Inc. (PMI) of Phoenix, Arizona, Global Flow Products /American HVAC (GFP) of Broken Arrow, Oklahoma, and Inovate Dryer Technologies (Inovate) of Jupiter, Florida. The Door segment sells hollow metal and wood doors, door frames and related hardware, sliding door systems and electronic access and security systems from the Company’s wholly-owned subsidiaries: McKinney Door and Hardware, Inc. (MDHI), Fastrac Building Supply (Fastrac) and Serenity Sliding Door Systems (Serenity), which operate out of facilities in Pueblo and Colorado Springs, Colorado. The Construction Materials segment offers aggregates and construction supplies from locations along the Southern Front Range of Colorado operated by the Company’s wholly-owned subsidiaries, Castle Aggregates and Castle Rebar & Supply of Colorado Springs, and TMOP Legacy Company (formerly Transit Mix of Pueblo, Inc.) of Pueblo, Colorado (the three companies collectively are referred to as the Castle Companies). CMC was founded in 1954 and is headquartered in Chicago, Illinois.

SOURCE Continental Materials Corporation